Exhibit 10.2
PERFORMANCE SHARES AWARD AGREEMENT
This PERFORMANCE SHARES AWARD AGREEMENT (this “Agreement”) is made by and between Cowen Inc. (the “Company”), and (insert name) (the “Grantee”), effective March 1, 2022 (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to grant to the Grantee an award of restricted stock units tied to certain performance measures described herein (the “Award”), subject to the terms of the Cowen Inc. 2020 Equity and Incentive Plan, as amended in 2021 (the “Plan”);
WHEREAS, the Award shall consist of a grant of restricted stock units (the “RSUs”) in accordance with the terms and subject to the vesting conditions set forth in this Agreement and the Plan; and
WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan.
NOW, THEREFORE, it is agreed as follows:
ARTICLE I

GRANT OF RESTRICTED STOCK UNITS
Section 1.1 -Grant of Restricted Stock Units.
Pursuant to the terms and conditions and restrictions of this Agreement and the Plan, the Award granted to the Grantee by the Company as of the Grant Date consists of a target award of (insert amount) (insert amount) RSUs (the “Target RSUs”).
The actual number of RSUs that become vested and settled (each, an “Attained RSU”) shall be based on the attainment of the performance metrics (the “Performance Metrics”) provided in, and calculated under, Section 1.2.

Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock. Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid multiplied by the number of Attained RSUs as of the applicable Vesting Date (the “Dividend Equivalent Amount”). Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying an Attained RSU is transferred to the Grantee in accordance with Section 1.2 below.

Section 1.2 -Vesting and Settlement of Awards.
(a)Normal Vesting and Settlement Schedule. The Grantee shall become vested in the Target RSUs upon December 31, 2024 (the “Vesting Date”), subject to the calculation of the Performance Metrics with respect to the three-year performance period of calendar years 2022, 2023, and 2024 (the “Performance Period”).

Exhibit 10.2
Vesting on the Vesting Date shall be conditioned on the following: (1) the Grantee remains actively employed by the Company as of the Vesting Date; or (2) as otherwise provided in Section 1.2(c), 1.2(d) and 1.2(e). The Attained RSUs will be settled as follows: (i) any Attained RSUs up to a Payout Rate (defined below) of one hundred and twenty percent (120%) will be settled in Cowen Inc. stock on March 10, 2025 (the “Settlement Date”); and (ii) any Attained RSUs above a Payout Rate of one hundred and twenty percent (120%) will be settled in undeferred cash via payroll on March 31, 2025, with the value of an Attained RSU calculated based on the volume weighted average price of Cowen Inc. stock on the Settlement Date. For the avoidance of doubt, the calculation of the Attained RSUs will be performed after the Vesting Date, but no later than the Settlement Date, once data necessary to analyze the Performance Metrics becomes available for the full Performance Period.

(b)Performance Metrics Calculation. With respect to the Target RSUs, the number of Attained RSUs shall be determined in accordance with this Section 1.2(b).

With respect to the Performance Period, as of the Vesting Date, the number of Preliminary RSUs shall be equal to the product of the Target RSUs and the applicable percentage in the table below (the “Payout Rate”) based on the Company’s AROCE (as defined in Section 2.1) with respect to the Performance Period.

AROCE Performance/Payout Scale (“ROCE Payout Scale”)

Performance Level*	AROCE	Payout Rate
Below Threshold	Below 8%	0% payout
Threshold	8%	50% payout
Above Threshold / Below Target	10%	75% payout
Target	12.5%	100% payout
Above Target	15%	125% payout
Above Target / Below Maximum	17.5%	150% payout
Maximum (capped)	Greater than 20%	200% payout
* Performance between the Threshold and the Maximum will be interpolated

The number of Attained RSUs shall be equal to the product of (A) the Preliminary RSUs and (B) the applicable Modifier indicated in the table below determined based on the Company’s TSR (as defined in Section 2.1) during such Performance Period versus the TSR of the companies comprising the S&P SmallCap 600 Financial Sector Index (the “Index”) as of the first day of each Performance Period for the same period:
TSR Modifier

Relative TSR Position	Modifier*
25th percentile and below	0.8
50th percentile	1.0
75th percentile and above	1.2
* The relative TSR will be interpolated between the 25th percentile and below and the 75th percentile. The relative TSR position will be calculated using the following formula where N is the total number of companies in the Index including Cowen and R is Cowen’s ranking compared to the Index: N-R / N-1

Exhibit 10.2
(i)The companies comprising the Index may be changed with respect to any Performance Period as follows:
(1)In the event of a merger, acquisition or business combination transaction of a company included in the Index (an “Index Company”) with or by another Index Company, the surviving entity shall remain a company included in the Index and the company that did not survive will be excluded from the Index.
(2)In the event of a merger of an Index Company with an entity that is not a company included in the Index (a “Non-Index Company”), or the acquisition or business combination transaction by or with an Index Company, or with a Non-Index Company, in each case where the Index Company is the surviving entity and remains publicly traded, the surviving entity shall remain a company included in the Index.
(3)In the event of a merger or acquisition or business combination transaction of an Index Company, by or with a Non-Index Company, a “going private” transaction involving an Index Company or the liquidation of an Index Company, where the Index Company is not the surviving entity or is otherwise no longer publicly traded, the company will be excluded from the Index.
(4)In the event of a bankruptcy of an Index Company, such company shall remain included in the Index and will have an assigned TSR of -100%.
(5)In the event of a stock distribution from an Index Company consisting of the shares of a new publicly-traded company (a “spin-off”), if, following such stock distribution, the company making the distribution remains in the Index, then such company shall remain included in the Index and the stock distribution shall be treated as a dividend from the Index Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR. If, following such stock distribution, the company making the distribution is no longer included in the Index, then such company and the related stock distribution shall not thereafter be tracked for purposes of calculating TSR.
(6)Companies that are added to the Index after the beginning of the applicable Performance Period will not be tracked for purposes of calculating TSR for the Index. Companies that are removed from the Index after the beginning of the applicable Performance Period will nonetheless continue to be considered companies included in the Index for purposes of calculating TSR.

(c)Vesting and Settlement in the Event of a Qualifying Termination. If, prior to the Vesting Date, the Grantee experiences a Qualifying Termination, then provided that the Grantee executes, delivers and does not revoke a Release of Claims, the Attained RSUs shall be determined in accordance with Section 1.2(b) as if the Grantee had continued to be actively

Exhibit 10.2
employed by the Company through the Vesting Date. Such Attained RSUs will be settled on the Settlement Date.
(d)Vesting and Settlement in the Event of a Termination of Employment Due to Death or Disability. Notwithstanding any provision in this Agreement to the contrary, if, prior to the Vesting Date, the Grantee’s employment terminates due to his death or Disability, the Target RSUs shall vest and be settled in full within sixty (60) days after the Grantee’s employment terminates, provided, that the Grantee or his executor or estate, as applicable, executes, delivers and does not revoke a Release of Claims. For purposes of vesting under this Section, the Vesting Date shall be the date Grantee’s employment terminates.
(e)Vesting and Settlement in the Event of a Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, prior to the Vesting Date, the Company experiences a Change in Control, the Performance Metrics set forth in subsection (b) will no longer apply to any unvested Target RSUs. Instead, after a Change in Control, the Target RSUs shall vest on the Vesting Date, without regard to the Performance Metrics, as long as the Grantee remains actively employed by the Company on the Vesting Date, or in the event of a Qualifying Termination, Death or Disability, any unvested Target RSUs shall vest as of the date Grantee’s employment terminates and shall be settled in full within sixty (60) days after the Grantee’s employment terminates; provided, that the Grantee or his executor or estate, as applicable, executes, delivers and does not revoke a Release of Claims.

Section 1.3 -Forfeiture.
Except as provided in Section 1.2, upon the Grantee’s Termination of Employment, any unvested RSUs shall immediately be forfeited to the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then forfeited RSUs.
Section 1.4 -Taxes.
The Company agrees to withhold from the settlement of any portion of the Award, the minimum amount required by the federal, state, and local taxes and withholdings the Company determines are required to be withheld under applicable tax laws with respect to the Award (the “Tax Withholding Amount”), and subject to the conditions and restrictions of this Agreement and the Plan. Payment of the Tax Withholding Amount shall be effected by the Company as follows: (i) with respect to Attained RSUs settled in Stock: (x) withholding the number of shares of Stock with an aggregate Fair Market Value equal to the Tax Withholding Amount, (y) selling shares to cover the Tax Withholding Amount on the open market or (z) any combination of these methods; and (ii) with respect to Attained RSUs settled in undeferred cash, the amount paid to the Grantee will be reduced by the Tax Withholding Amount. “Fair Market Value” of an Attained RSU will be calculated based on the closing price of Cowen Inc. stock on March 10, 2025.
ARTICLE II

MISCELLANEOUS
Section 2.1 - Definitions. Notwithstanding the definitions set forth in this Section, if Grantee is subject to an employment agreement, effective as of the Grant Date, that defines

Exhibit 10.2
“Cause,” “Disability,” “Good Reason,” and “Release of Claims”, or that contains criteria for retirement, such terms shall have the meaning set forth in that employment agreement.
(a)“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.
(b) “Adjusted Economic Operating Income” means, with respect to each fiscal year during a Performance Period, the Company’s Economic Operating Income, as adjusted for the following: (i) expenses greater than one million dollars ($1,000,000) associated with strategic initiatives undertaken by the Company shall be amortized over a five (5) year period as opposed to being expensed in the period in which they are incurred, (ii) adjustments resulting from changes in an existing, or application of a new, accounting principle that is not applied on a fully retrospective basis shall be excluded; (iii) a change in the Company’s statutory corporate tax rate to a rate other than those in effect as of the date of this Award Agreement; and (iv) other extraordinary items of income or loss may be excluded at the discretion of the Compensation Committee of the Board of Directors of the Company.
(c)“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
(d)“AROCE” means the Company’s average return on common equity on an after-tax basis for the Performance Period which will be determined by (i) taking the sum of the Company’s Adjusted Economic Operating Income less the payment of dividends on the Company’s outstanding preferred stock during each of the fiscal years during the Performance Period divided by the average Common Equity of the Company during each such fiscal year (with the average Common Equity for each fiscal year calculated by adding the Common Equity at the beginning of such fiscal year and the Common Equity at the end of such fiscal year and dividing by two) and (ii) dividing such sum by three.
(e)“Cause” means when Cowen or its Affiliate employing Grantee, in its sole discretion in good faith, determines that: (i) the Grantee has breached any material provision of the Plan; Grantee’s employment agreement, offer letter, terms and conditions of employment, or any deferred compensation award agreement; (ii) the Grantee has been indicted for, convicted of, pled guilty or nolo contendere to, or committed any felony, or has been convicted of or pled guilty or nolo contendere to any other crime (whether or not related to the Grantee’s duties for Cowen or any Affiliate) with the exception of minor traffic offenses; (iii) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities; (iv) the Grantee has violated or has failed to comply with the internal policies of Cowen or any Affiliate, including its policies against discrimination, harassment or retaliation, or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Employer or any Affiliate, as applicable to Grantee; (v) the Grantee has failed to perform a material duty of Grantee’s position including, by way of example and not of limitation, Grantee’s insubordination, or failure or refusal to follow an instruction reasonably given by Grantee’s superiors in the course of employment; and (vi) the Grantee has committed an act which results in negative publicity to the Company, regardless of whether such act occurred within the performance of his or her duties or responsibilities.

(f)“Closing Average Period” means the 20 trading days immediately preceding the end of the applicable Performance Period.

Exhibit 10.2
(g)“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.
(h)“Common Equity” is common equity of the Company.
(i)“Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Cowen or any Affiliate.
(j)“Economic Operating Income” means, with respect to a fiscal year, the total of the Company’s “Economic Operating Income” as reported in the Company’s Annual Report, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(k)“Good Standing” means that Grantee remains actively employed and (i) has not been given notice of the termination of Grantee’s employment; (ii) has not given notice of resignation or resigned, other than notice of a Qualifying Retirement; and (iii) is not currently suspended or under investigation for conduct that could, in the Company’s good faith determination, result in a termination for Cause.

(l)“Opening Average Period” means the 20 trading days preceding the applicable Performance Period.
(m)“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.
(n)“Qualifying Retirement” means the Grantee’s voluntary resignation that satisfies each of the following conditions: (i) as of the date Grantee provides resignation notice: (A) Grantee is at least fifty-eight (58) years of age, (B) Grantee’s Length of Service is at least five (5) years; and (C) Grantee’s age plus Length of Service equals at least sixty-eight (68) years; (ii) Grantee has provided the Employer with at least six (6) months prior written notice of the Grantee’s intention to voluntarily resign in order to retire (such notice to specify, among other things as may be required by the Employer, the intended Retirement Date); (iii) the Grantee continues to use his or her best efforts in the performance of his or her duties and responsibilities, including hiring Grantee’s replacement if requested by the Company, through Grantee’s Retirement Date; (vi) Grantee remains in Good Standing with the Employer through Grantee’s Retirement Date, and (v) Cause does not exist from the time the resignation notice is provided by the Grantee through the Grantee’s Retirement Date.

(o)“Qualifying Termination” means the Grantee’s Termination of Employment due to (i) termination by the Company without “Cause”; (ii) termination of the Grantee’s employment due to a resignation for “Good Reason” if applicable to Grantee pursuant to an employment agreement effective as of the Grant Date; or (iii) a Qualifying Retirement.
(p)“Release of Claims” means a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, returnable within twenty-one (21) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty (50) days).

Exhibit 10.2
(q)“Share Value” means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day. Each Index Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Index Company shares traded on a foreign exchange will be converted to U.S. dollars.
(r) “Termination of Employment” means a “separation from service,” as defined under Section 409A of the Code.
(s)“TSR” means, for the Company and each Index Company, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.
Section 2.2 - Award Subject to Plan Provisions
This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law.
Section 2.3 - Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).
Section 2.4 - Interpretation of Agreement.
Subject to the Plan, the Board shall have the final authority to interpret and construe in good faith this Agreement pursuant to the terms of the Plan and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.
Section 2.5 - Notices.
Any notice, other than notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.4 above, to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: Head of Human Resources, and to the Grantee at the Grantee’s last known home address provided by the Grantee to the Company as of the date of notice or at such other address as either party may hereafter designate in writing to the other by like notice. Notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.4 may be sent to the Grantee via e-mail.
Section 2.6 - Effect of Agreement.
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. This Agreement shall become effective and binding on the Company when signed by a duly authorized signatory of the

Exhibit 10.2
Company. The Grantee agrees to acknowledge receipt of the Agreement by signing and delivering this Agreement to the Company’s Human Resources Department within fifteen (15) days of the Grant Date.
Section 2.7 - Complete Agreement/Severability.
This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement. Any provision of this Agreement held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions.
Section 2.8 - No Right to Continued Employment.
Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company or any Affiliate.
Section 2.9 - Section 409A.
This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted accordingly. Any settlement or payment otherwise required to be made hereunder to the Grantee at any date as a result of the Grantee’s Termination of Employment shall be delayed for such period of time to the extent necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). In the event that any provision of this Agreement would cause this Agreement to fail to comply with Section 409A of the Code, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.
Section 2.10 - Entire Agreement.
Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

Exhibit 10.2
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer.

COWEN INC.

Signed:

Acknowledged:

Signed:
    [insert name]            Date